The Crescent®/Westwood Management Corp. -1- EIGHTEENTH MODIFICATION OF OFFICE LEASE THIS EIGHTEENTH MODIFICATION OF OFFICE LEASE (this “Eighteenth Modification”) is entered into as of the _________ day of ________________, 2025 (the “Effective Date”), by and between GPIF TC OWNER LLC, a Delaware limited liability company (“Landlord”), and WESTWOOD MANAGEMENT CORP., a New York corporation (“Tenant”). RECITALS: A. The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the “Original Lease”), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the “Original Premises”), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the “Office Building”). B. The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the “First Modification”), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the “Second Modification”), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the “Third Modification”), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the “New Premises”); (iv) that certain Letter Agreement dated June 15, 1995 (the “Letter Agreement”), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the “Fourth Modification”), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “First Expansion Space”) and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the “Second Expansion Space”), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the “Fifth Modification”), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Third Expansion Space”); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the “Sixth Modification”), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Fourth Expansion Space”); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the “Seventh Modification”), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the “Released Space”) and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the “Fifth Expansion Space”); (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the “Eighth Modification”), pursuant to which the New Premises were expanded to include an additional 665 rentable square feet located on the thirteenth floor of 200 Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F 6/24/2025

The Crescent®/Westwood Management Corp. -2- Crescent Court, Dallas, Texas (the “Sixth Expansion Space”); (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the “Ninth Modification”), pursuant to which the Lease Term was extended and the New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space and the Sixth Expansion Space, and as reduced by the Released Space, were substituted with approximately 22,002 rentable square feet located on the 12th floor of 200 Crescent Court (the “Relocated Premises”); (xi) that certain Tenth Modification of Office Lease dated February 24, 2004 (the “Tenth Modification”), pursuant to which the Relocated Premises were redefined to contain 21,587 rentable square feet of space; (xii) that certain Eleventh Modification of Office Lease dated December 9, 2010 (the “Eleventh Modification”), pursuant to which the Lease Term was extended and the Relocated Premises were expanded to include Suite 1300, containing approximately 3,968 rentable square feet, located on the 13th floor of 200 Crescent Court (the “Seventh Expansion Space”); (xiii) that certain Twelfth Modification of Office Lease dated August 17, 2012 (the “Twelfth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 2,683 rentable square feet (the “Eighth Expansion Space”); (xiv) that certain Thirteenth Modification of Office Lease dated October 9, 2014 (the “Thirteenth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 1,210 rentable square feet (the “Ninth Expansion Space”); (xv) that certain Fourteenth Modification of Office Lease dated February 5, 2015 (the “Fourteenth Modification”), pursuant to which the Relocated Premises were expanded to include additional space located on the 4th floor of 200 Crescent Court containing approximately 4,747 rentable square feet (the “Tenth Expansion Space”); (xvi) that certain Fifteenth Modification of Office Lease dated June 30, 2015 (the “Fifteenth Modification”), pursuant to which the Lease Term was extended, the Relocated Premises were expanded to include additional space located on the 12th floor of 100 Crescent Court containing approximately 17,376 rentable square feet (the “Eleventh Expansion Space”) and the Seventh Expansion Space, Eighth Expansion Space, Ninth Expansion Space and Tenth Expansion Space were released by Tenant; (xx) that certain Sixteenth Modification to Office Lease dated July 5, 2018 (the “Sixteenth Modification”), pursuant to which the Relocated Premises were expanded to include additional space on the 12th floor of 100 Crescent Court containing approximately 4,745 rentable square feet (the “Twelfth Expansion Space”); and (xxi) that certain Seventeenth Modification to Office Lease dated March 22, 2023 (the “Seventeenth Modification”), pursuant to which the Relocated Premises was reduced by approximately 5,411 rentable square feet of space located on the 12th floor of the Office Building (“Second Released Space”). C. The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification, the Ninth Modification, the Tenth Modification, the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification, the Fourteenth Modification, the Fifteenth Modification, the Sixteenth Modification and the Seventeenth Modification, is hereinafter referred to as the “Lease”. The Relocated Premises, as expanded by the Eleventh Expansion Space and the Twelfth Expansion Space and reduced by the Second Released Space, collectively containing approximately 38,297 rentable square feet, are hereinafter referred to as the “Current Premises”. Unless otherwise Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -3- expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease. D. Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein. AGREEMENT: In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows: 1. Lease Term. The parties agree that the Lease Term expires on February 28, 2026 notwithstanding anything to the contrary contained in the Sixteenth Modification. For the avoidance of doubt, Tenant shall continue to pay Rent for the Twelfth Expansion Space for the period commencing January 1, 2026, and continuing through February 28, 2026, and the Basic Rental rate shall be the same Basic Rental rate in effect for the month of December, 2025 pursuant to Paragraph 2 of the Sixteenth Modification. The Lease is hereby amended to extend the Lease Term for a period commencing on the Renewal Commencement Date (hereinafter defined) and continuing through and including the 128th full calendar month following the Renewal Commencement Date (such period being the “Renewal Term”), subject to earlier termination or renewal as provided in the Lease, as modified by this Eighteenth Modification. The parties agree that the Lease shall continue on the same terms and conditions for the period, if any, commencing on March 1, 2026, and continuing until the Renewal Commencement Date, except as modified below. As used herein, the term “Renewal Commencement Date” shall mean the date which is the later of (a) the earlier of (i) the date on which the Landlord Work (defined in Exhibit C attached hereto) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (ii) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (b) March 1, 2026. 2. Premises Reduction and Remeasurement. Effective as of 11:59 p.m. (Dallas, Texas time) on the day (the “Release Date”) before the earlier of (i) March 1, 2026, or (ii) the Renewal Commencement Date, the Lease is hereby modified and amended to release from the Current Premises approximately 9,885 rentable square feet of space located on the 12th floor of the Building (the “Released Space”) as shown on Exhibit A-2 attached hereto, and neither Tenant nor Landlord shall have any further liabilities or obligations with respect to the Released Space, except as provided herein and except those that expressly survive the expiration or termination of the Lease, as modified by this Eighteenth Modification. From and after the Release Date, the term “Premises” wherever used in the Lease or in this Eighteenth Modification shall mean the Current Premises as reduced by the Released Space, which has been remeasured to contain approximately 29,748 rentable square feet of space, as shown on Exhibit A-1 attached hereto, and neither Tenant nor Landlord shall have any further liabilities or obligations with respect to the Released Space, except as provided herein and except those which expressly survive the expiration or termination of the Lease, as modified by this Eighteenth Modification. Effective as of the Release Date, Tenant’s proportionate share shall be adjusted to reflect the release of the Released Space, and Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

shall be 2.466%, which is the 29,748 rentable square feet in the Premises divided by the 1,206,239 rentable square feet in the Building.

3. Surrender. Tenant shall surrender the Released Space to Landlord on or before 11:59 p.m. (Dallas, Texas time) on the Release Date (except that if the Released Space is the Swing Space, Tenant will surrender such space in accordance with Section 8, below), broom clean and in its existing condition, except as provided below. All permanent or built-in fixtures or improvements and all mechanical, electrical and plumbing equipment in the Released Space shall be the property of Landlord upon Tenant's surrender of the Released Space. All furnishings, equipment, furniture, trade fixtures, removable equipment and other personal property of Tenant located in the Released Space shall remain the property of Tenant and shall be removed by Tenant by the Release Date (or such later date as may be provided in Section 8, below, if the Released Space serves as the Swing Space). Tenant shall, at its expense, repair any damage caused by such removal. Tenant shall have the right to sell or give away the furnishings, equipment, furniture, trade fixtures and other removable equipment to third parties from the Released Space prior to the date that Tenant is required to surrender such space. Title to any furnishings, equipment, furniture, trade fixtures or other removable equipment not removed from the Released Space by the Release Date (or such later date as may be provided in Section 8, below, if the Released Space serves as the Swing Space) shall become the property of Landlord, other than title to any hazardous materials. Except as provided above in this Section 3, Tenant is discharged from surrender obligations under the Lease with respect to the Released Space, including, without limitation, Paragraph 14 of the Original Lease, and Tenant shall have not obligation to remove any improvements or fixtures.

4. Basic Rental. Effective as of the Release Date, Tenant shall no longer be required to pay Rent for the Released Space provided that Tenant timely surrendered the Released Space. Effective as of the Renewal Commencement Date, the Basic Rental due and payable for the Premises (i.e., the Current Premises as reduced by the Released Space) shall be as follows:

Lease Period	Annual Basic Rental Rate Per Rentable Square Foot	Monthly Basic Rental Installment
RCD – Lease Month 20	$51.00	$111,350.00†*
Lease Month 21 – Lease Month 32	$52.40	$114,406.67†
Lease Month 33 – Lease Month 36	$53.84	$117,550.67†
Lease Month 37 – Lease Month 44	$53.84	$133,469.36
Lease Month 45 – Lease Month 56	$55.32	$137,138.28
Lease Month 57 – Lease Month 68	$56.84	$140,906.36

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Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

Lease Period	Annual Basic Rental Rate Per Rentable Square Foot	Monthly Basic Rental Installment
Lease Month 69 – Lease Month 80	$58.40	$144,773.60
Lease Month 81 – Lease Month 92	$60.01	$148,764.79
Lease Month 93 – Lease Month 104	$61.66	$152,855.14
Lease Month 105 – Lease Month 116	$63.36	$157,069.44
Lease Month 117 – Lease Month 128	$65.10	$161,382.90

RCD = Renewal Commencement Date
Lease Month = One full calendar month
† Calculated based on 26,200 rentable square feet in the Premises

*Notwithstanding anything to the contrary contained in the foregoing, Landlord agrees to abate the Basic Rental due and payable for a period of eight (8) full calendar months commencing on the first day of the month after the Renewal Commencement Date (the "Abatement Period"). Tenant shall pay Basic Rental for any partial month in the event the Renewal Commencement Date does not occur on the first day of a calendar month. Except as provided herein, all rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Eighteenth Modification.

5. Actual Operating Expenses.

(a) The Basic Rental rates in Paragraph 4 above have been determined on a "net" lease basis. Accordingly, effective as of the Renewal Commencement Date, Tenant shall pay Tenant's proportionate share of Actual Operating Expenses with respect to the Premises, without adjustment for a base year or expense stop (subject to the 6% cap on Tenant's proportionate share of Controllable Expenses as provided in Paragraph 6 of the Ninth Modification). Notwithstanding anything to the contrary contained in the foregoing, Landlord agrees to abate Tenant's proportionate share of Actual Operating Expenses (but not the electrical costs described in Paragraph 7(b) of the Lease) due with respect to the Premises during the Abatement Period. In addition, during the first 36 months after the Renewal Commencement Date, Tenant's proportionate share of Actual Operating Expenses and Tenant's allocable share of electrical costs will be calculated as if the Premises contain 26,200 rentable square feet.

(b) Effective as of the Renewal Commencement Date, the following shall be excluded from the definition of Actual Operating Expenses, in addition to the matters excluded under Paragraph 6(c) of the Original Lease and Paragraph 22 of the Ninth Modification:

(i) costs and expenses incurred in retaining or relocating existing tenants;

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The Crescent®/Westwood Management Corp. -6- (ii) costs and expenses incurred in connection with any other financing or re- financing transaction; (iii) costs and expenses associated with any sale or other transfer of the Landlord’s interest in the Building or the Project; (iv) property management fees or compensation in excess of three and one-half percent (3.5%) of collected rent; (v) asset management fees or compensation; (vi) costs and expenses resulting from any violation by Landlord of any mortgage or deed of trust to which the Building or Project is subject, or any other financing of Landlord; (vii) costs or expenses incurred as a result of a violation by Landlord or any other tenant of any covenants, conditions and restrictions, or any reciprocal easements, or any owner’s association now or hereafter affecting the Project; (viii) legal fees incurred in connection with any particular tenant; (ix) repairs, restoration or other work occasioned by fire, wind, the elements, or any other casualty paid by insurance proceeds or which would have been paid had Landlord maintained the insurance required by the Lease; (x) losses or liabilities against which Landlord has agreed to indemnify Tenant, or any cost or expense for which Landlord is responsible to pay under the Lease or this Eighteenth Amendment; (xi) contributions to reserves; (xii) the cost of the Landlord Work; (xiii) costs or expenses related to any building or land, other than the Project, such as centralized accounting costs, unless the allocation is made on a reasonable and consistent basis that fairly reflects the share of costs actually attributable to the Project; (xiv) political or charitable contributions; and (xv) costs and expenses incurred by Landlord resulting from the gross negligence or willful misconduct of Landlord, its employees, agents, representative or contractors. (c) Effective as of the Renewal Commencement Date, Paragraph 6(b) of the Original Lease shall be amended by changing the period at the end of the first sentence to a semicolon and adding the following immediately thereafter: “provided, however, that (i) Landlord will not collect or be entitled to collect Actual Operating Expenses and electrical expenses from all of its tenants of the Building with Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -7- respect to a calendar year in an amount that is in excess of one hundred percent (100%) of the Actual Operating Expenses and electrical expenses, respectively, actually paid or incurred by Landlord in connection with the operation of the Property during that calendar year, and (ii) Landlord will not gross up expenses that do not vary directly with occupancy (e.g., insurance premiums, landscaping costs, property taxes, and building security will not be grossed up; utilities for tenant space may be grossed up but utilities for Common Areas will not be grossed up).” 6. Audit Rights. Tenant shall continue to have the right to audit Landlord’s Actual Operating Expenses (which includes real estate taxes) as well as any other additional rental payable under the Lease (as modified hereby), no more than once per calendar year, in accordance with Paragraph 23 of the Ninth Modification. 7. Condition of Premises; Building and Project. (a) Premises. TENANT ACCEPTS THE PREMISES IN ITS CURRENT “AS IS” CONDITION AND CONFIGURATION, AND ACKNOWLEDGES THAT LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO, NOR IS TENANT RELYING ON ANY REPRESENTATIONS OR WARRANTIES PURPORTEDLY MADE BY LANDLORD OR LANDLORD’S AGENTS AND EMPLOYEES. Landlord agrees to construct, or cause to be constructed, leasehold improvements in and upon the Premises in accordance with the Work Letter attached hereto as Exhibit C. (b) Building and Project. In addition to performing the Landlord Work, Landlord agrees to update the restrooms located on the 12th floor of 100 Crescent Court with Building standard finishes, at Landlord’s sole cost and expense, and shall cause such restrooms to be in compliance with all applicable Laws (the “Restroom Work”). The Restroom Work shall be completed prior to the Renewal Commencement Date. 8. Swing Space. Tenant shall have the right to use certain Swing Space (hereinafter defined) during the performance of Landlord Work in the Premises as provided herein. The “Swing Space” consists of the Released Space, as shown on Exhibit A-2 attached hereto. Tenant shall have the right to use the Swing Space during the period commencing fifteen (15) days before the date on which Landlord advises Tenant that the Landlord Work will commence (with such date being at Landlord’s discretion) and continuing through and including the date which is fifteen (15) days after the date on which the Landlord Work is Substantially Complete (the “Swing Space Term”). Tenant’s occupancy of the Swing Space shall be subject to all terms and conditions contained in the Lease, as modified by this Eighteenth Modification, except that Tenant shall not be obligated to pay Basic Rental or Tenant’s proportionate share of the Actual Operating Expenses or electrical costs described in Paragraph 7(b) of the Lease for the Swing Space during the Swing Space Term. THE SWING SPACE WILL BE DELIVERED TO TENANT IN ITS “AS IS” CONDITION, AND LANDLORD MAKES NO WARRANTIES OR REPRESENTATIONS WITH RESPECT THERETO, NOR IS TENANT RELYING ON ANY WARRANTIES OR REPRESENTATIONS PURPORTEDLY MADE WITH RESPECT THERETO BY LANDLORD, ITS AGENTS OR EMPLOYEES. Tenant shall be solely responsible for the cost of relocating to and from the Swing Space. Tenant shall surrender the Swing Space to Landlord upon the expiration of the Swing Space Term in the same condition in which it was delivered to Tenant, reasonable wear and tear and damage from casualty excepted. In the event Tenant fails to timely Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -8- surrender the Swing Space to Landlord, Tenant shall be responsible for the payment of rent for the Swing Space (in addition to rent for the Premises) at the same rates and on the same terms and conditions as the Premises, commencing on the day immediately following the expiration of the Swing Space Term (but without the abatement contemplated for the Premises in Paragraph 4 and Paragraph 5 above). However, in no event shall Landlord’s acceptance of rent for the Swing Space be deemed an extension of the Swing Space Term and any such continued occupancy shall be deemed a holdover and Landlord shall have all rights and remedies available under the Lease, at law or in equity. So long as Tenant has surrendered the Swing Space in the condition required herein, neither party shall have any rights, liabilities or obligations under the Lease with respect to the Swing Space after the expiration of the Swing Space Term, except those which, by the provisions of the Lease, as modified by this Eighteenth Modification, expressly survive the expiration or termination of the Lease. 9. Storage Space. During the Renewal Term, Tenant shall have the right to lease from Landlord for storage purposes only, storage space containing approximately 732 rentable square feet of space, located on the 12th floor of 100 Crescent Court, as shown on Exhibit B attached hereto (the “Storage Space”). Tenant agrees to pay as Additional Rental an annual rental for the Storage Space in the amount of Eighteen and No/100 ($18.00) per square foot of Storage Space, plus any sales tax and Tenant’s proportionate share of electrical costs described in Paragraph 7(b) of the Lease (“Storage Rent”), payable in advance, in equal monthly installments, without any set off, abatement, counterclaim, or deduction whatsoever, and payable in the same manner as set forth in the Lease for payment of Basic Rental by Tenant. Tenant shall use the Storage Space for storage of personal property only and for no other purpose. Tenant agrees to keep the Storage Space clean and orderly and not to use the Storage Space for the purpose of storing refuse, trash, garbage and the like. In addition, Tenant shall not store any food or perishable goods, flammable materials, explosives, or any other inherently dangerous material in the Storage Space. Tenant shall accept possession of the Storage Space in “as is” condition and Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, material, fixture, decoration, or equipment with respect to the Storage Space. Except for elevator service to the floor on which the Storage Space is located and Building Standard lighting, HVAC and electricity in the Storage Space, Tenant acknowledges and agrees that there shall be no other services whatsoever provided to the Storage Space. Tenant agrees and understands that no bailment, deposit of goods for safekeeping, warehouse receipt, bill of lading, or other document of title for the property stored by Tenant is intended or created hereby and Landlord is not engaged in the business of storing goods for hire or in the warehouse business. 10. Parking. Effective as of the Release Date, the Parking Agreement attached to the Ninth Modification as Rider No. 3 (as modified by the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification, the Fourteenth Modification, the Fifteenth Modification, the Sixteenth Modification and the Seventeenth Modification) is hereby modified to reflect that Tenant shall be allocated unreserved parking permits at a ratio of 3:1,000 rentable square feet of the Premises in accordance with the terms and conditions of Rider No. 3 attached to the Ninth Modification (as modified by the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification, the Fourteenth Modification, the Fifteenth Modification, the Sixteenth Modification and the Seventeenth Modification). The monthly rates payable by Tenant for such parking spaces shall be fixed for the Renewal Term at $140.000 for each unreserved Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -9- parking space, plus any taxes thereon, and $280.00 for each reserved parking space, plus any taxes thereon. Notwithstanding anything to the contrary contained in the foregoing, Landlord agrees to abate the cost of one (1) reserved parking space during the Renewal Term. 11. Signage. Landlord agrees that so long as it maintains a program for providing suite identification signage for its tenants, it shall provide building standard suite identification signage at or near the main door accessing the Premises in a location and with the size, color, and other aesthetics determined by Landlord in its sole and absolute discretion (“Suite Signage”). Subject to the foregoing, Landlord will provide Tenant with building standard Suite Signage at Landlord's cost and expense. Additionally, Tenant shall keep and maintain its existing signage in the elevator lobby on the 12th floor of 200 Crescent Court. 12. After-hours HVAC. The current charge for after-hours HVAC use is $40.00 per operating hour per floor. Such rate is subject to change based on increases in Landlord’s costs of providing same in accordance with Paragraph 10 of the Ninth Modification. 13. Business Days. The Lease, as modified by this Eighteenth Modification, is hereby modified to provide that the term “Business Days” means Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other Comparable Buildings. 14. Option to Extend. Rider No. 1 attached to the Eleventh Modification is hereby deleted in its entirety and replaced with Rider No. 1 attached hereto. 15. Right of First Refusal. Tenant shall have a right of first refusal in accordance with Rider No. 2 attached hereto. 16. Early Termination Option. Tenant shall have a one-time option to terminate the Lease, as modified by this Eighteenth Modification, as of the last day of the eighty-fourth (84th) full calendar month after the expiration of the Abatement Period (the “Termination Date”), provided Tenant gives notice thereof to Landlord (the “Termination Notice”) not less than twelve (12) months prior to the Termination Date and provided Tenant is not in default beyond any applicable notice and cure periods under the Lease, as modified by this Eighteenth Modification, at the time of giving such notice. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant of (i) the cash sum equal to two (2) times the Basic Rental and Tenant’s proportionate share of Actual Operating Expenses and electrical expenses payable for the month immediately preceding the Termination Date, and (ii) the unamortized cost of all tenant improvement allowances (including, without limitation, the Construction Allowance, Test Fit Allowance and Soft Cost Allowance) and leasing commissions actually paid or provided by Landlord in connection with the Renewal Term (calculated by amortizing such costs over 120 months with interest of 8%) (collectively, the “Termination Payment”). The Termination Payment must be paid in full on or before the Termination Date. After Landlord’s receipt of the full Termination Payment and all rent through and including the Termination Date, neither party shall have any rights, liabilities or obligations under the Lease, as modified by this Eighteenth Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -10- Modification, for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease (including Tenant’s obligations with respect to surrender of the Premises), as modified by this Eighteenth Modification. 17. Option to Expand. Rider No. 3 attached to the Eleventh Modification is hereby deleted in its entirety. 18. Club Membership. Landlord agrees to pay the initiation fee in connection with three (3) memberships to each of The Crescent® Club and The Spa at The Crescent® (collectively, the “Clubs”) on behalf of Tenant, at such time or times as Tenant elects to obtain such memberships. Other than the initiation fees, all monthly dues and charges (including applicable state and local taxes) incurred by Tenant or any other person in connection with the use of such memberships shall be solely the responsibility of Tenant. Use of the foregoing membership shall be subject to the Clubs’ rules and regulations and the continued existence of the Clubs. 19. Hotel. During the first five (5) years of the Renewal Term, Tenant shall be entitled to received fifty (50) nights per year at Hotel Crescent Court (the “Hotel”) at the rate of $289.00 per night, plus any taxes thereon (the “Hotel Discount Rate”). If the Hotel does not honor the Hotel Discount Rate, Landlord will be responsible for any cost above the Hotel Discount Rate, which Landlord may elect to either pay directly to the Hotel or to Tenant, or offset against Tenant’s next rent due and owing under the Lease. Any other charges incurred by Tenant or any other person in connection with the use of the Hotel shall be solely the responsibility of Tenant. 20. Access. Tenant, its permitted subtenants and their employees, licensees and guests, shall have access to the Premises at all times during the Lease Term, as extended hereby, 24 hours per day, every day of the year, subject to access procedures required by Landlord, the Building rules and regulations and other limitations set forth in the Lease, as modified by this Eighteenth Modification. 21. Notices. All notices to Landlord and Tenant under the Lease shall be sent to the following addresses which replace the addresses currently provided in the Lease: Landlord: 200 Crescent Court Suite 250 Dallas, Texas 75201 Attn: Property Manager Phone #: (214) 880-4500 Fax #: (214) 880-4506 Email: jyoung@crescent.com With a copy to: GPIF TC Owner LLC c/o Crescent Real Estate LLC 200 Crescent Court, Suite 250 Dallas, Texas 75201 Attn: Josh Pirtle Email: jpirtle@crescent.com And to: GPIF TC Owner LLC c/o Crescent Real Estate LLC 3230 Camp Bowie Blvd., Suite 500 Fort Worth, Texas 76107 Attn: Legal Department Email: legal@crescent.com 22. Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Eighteenth Modification, other than Jones Lang LaSalle Brokerage, Inc. (whose commission shall be paid by Landlord pursuant to a separate written agreement). Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -11- TENANT SHALL INDEMNIFY AND DEFEND LANDLORD AGAINST ALL CLAIMS, COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITIES FOR REAL ESTATE COMMISSIONS OR FEES IN CONNECTION WITH THIS EIGHTEENTH MODIFICATION MADE BY ANY PARTY CLAIMING BY, THROUGH OR UNDER TENANT, OTHER THAN THE BROKER LISTED ABOVE. 23. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Eighteenth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Eighteenth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on July 4, 2025, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline. 24. Miscellaneous. This Eighteenth Modification shall become effective only upon full execution and delivery of this Eighteenth Modification by Landlord and Tenant. This Eighteenth Modification contains the parties’ entire agreement regarding the subject matter covered by this Eighteenth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Eighteenth Modification. Except as modified by this Eighteenth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Eighteenth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Eighteenth Modification, the terms of this Eighteenth Modification shall control. 25. Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease. 26. Multiple Counterparts; Electronic Signatures. This Eighteenth Modification may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Eighteenth Modification may be executed by electronic signatures and may be delivered electronically by any party to any other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received. [Remainder of page intentionally left blank; signatures on following page] Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. -12- EXECUTED as of the day and year first above written. LANDLORD: GPIF TC OWNER LLC, a Delaware limited liability company By: Name: Title: TENANT: WESTWOOD MANAGEMENT CORP., a New York corporation By: Name: Title: Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F Brian Casey CEOSVP, Asset Management Josh Pirtle

The Crescent®/Westwood Management Corp. Ex. A – 1 - 1 45019865v.7 EXHIBIT A-1 DEPICTION OF THE PREMISES Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. A - 2 - 1 45019865v.7 EXHIBIT A-2 DEPICTION OF RELEASED SPACE (A/K/A SWING SPACE) Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. B - 1 45019865v.7 EXHIBIT B DEPICTION OF STORAGE SPACE Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. C - 1 45019865v.7 EXHIBIT C WORK LETTER This Work Letter is attached as an Exhibit to an Eighteenth Modification of Office Lease (the “Eighteenth Modification”) between GPIF TC OWNER LLC, as Landlord, and WESTWOOD MANAGEMENT CORP., as Tenant, for the Premises, containing 29,748 rentable square feet of space, located on the 12th floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease (as defined in the Eighteenth Modification), as modified by the Eighteenth Modification. In the event of any conflict between the Lease, as modified by the Eighteenth Modification, and this Work Letter, the latter shall control. 1. Approved Construction Documents. (a) Construction Documents. No later than 60 days after the Effective Date, Tenant shall submit to Landlord complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications to include Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, doors (including hardware and keying schedule), glass partitions, windows (if any), critical dimensions, structural loading requirements, millwork, finish schedules, air conditioning and heating systems, ductwork and electrical facilities, together with all supporting information and delivery schedules (the “Construction Documents”). The Construction Documents shall be prepared by architects and/or engineers approved by Landlord in writing in advance. Landlord hereby acknowledges its approval of Corgan Associates, Inc. as Tenant’s architect (the “Architect”). The Construction Documents shall comply with Laws and shall be presented in Landlord’s format satisfactory for filing with the appropriate governmental authorities for required permits and licenses. (b) Landlord’s Approval. Following receipt of Tenant’s Construction Documents, Landlord (or its designated architectural and/or engineering firm) shall approve or disapprove such documents in writing. If Landlord disapproves, Landlord shall provide Tenant in writing specific reasons for such disapproval. Tenant shall submit corrected Construction Documents within 10 days of receipt of Landlord’s disapproval notice. Landlord shall approve or disapprove the corrected Construction Documents within 5 additional days from receipt thereof. Upon Landlord’s approval, the Construction Documents shall become the “Approved Construction Documents”. 2. Pricing and Bids. Within fifteen (15) Business Days following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with at least three (3) mutually approved general contractors from Landlord’s list of approved general contractors in accordance with the Approved Construction Documents and furnish any written price estimates (along with copies of the bid documents) actually received by Landlord to Tenant. For the avoidance of doubt, if any general contractors fail to respond to Landlord’s bid requests within such 15-Business Day period, Landlord shall not be in breach of the foregoing sentence. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 5 Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. C - 2 45019865v.7 approval within such 5 Business Day period, the lowest competent estimates will be deemed approved by Tenant. 3. Landlord’s Contributions. Landlord will provide a construction allowance not to exceed $90.00 multiplied by the rentable square feet in the Premises (the “Construction Allowance”) toward the cost of designing, constructing and supervising the Landlord Work, and the FF&E Costs as described below. The cost of (a) all space planning, design, consulting or review services and construction drawings (except to the extent covered by the Test Fit Allowance and Soft Cost Allowance), (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, (f) an asbestos survey of the Premises if required by applicable Law, and (g) Landlord’s Supervisory Fee and the construction management fee (if any) payable by Tenant to Tenant’s construction manager for advising Tenant with respect to, and supervising, on behalf of the Tenant, the construction and installation of the Landlord Work, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. The cost of the Restroom Work will not be charged against the Construction Allowance. Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning. In addition, and provided that there are sufficient funds available in the Construction Allowance, Tenant may utilize a portion of the Construction Allowance, not to exceed 15% of the Construction Allowance, toward the costs of furniture (including freestanding workstations), fixtures and equipment for the Premises (the “FF&E” and such costs therefor the “FF&E Costs”). Subject to the foregoing limitation, in the event that Tenant elects to use the foregoing for the payment of FF&E Costs, Landlord will pay such FF&E Costs within thirty (30) days after receipt from Tenant of third-party invoices therefor. The FF&E shall be considered the property of the Tenant for all purposes, including tax purposes. Notwithstanding the foregoing, upon expiration of the Lease Term, as extended by the Eighteenth Modification, Tenant shall remove any non-standard improvements installed by or on behalf of Tenant in the Premises (which Landlord shall identify in writing at the time of Landlord’s approval of the Construction Documents). Further, Tenant’s wiring and cabling installed in the Premises shall be left in place as of the expiration of the Lease Term, as extended by the Eighteenth Modification and shall be capped and labeled in a manner reasonably acceptable to Landlord and in a manner such that a future tenant of the Premises may use the same. In addition to the Construction Allowance, Landlord will pay up to an amount equal to (i) $0.15 multiplied by the usable square feet in the Premises (the “Test Fit Allowance”) for a test fit of the Premises, with payments being made directly to Tenant’s Architect, and (ii) $1.00 multiplied by the rentable square feet in the Premises (the “Soft Cost Allowance”), which may be applied towards staging, moving and architectural expenses (to the extent not covered by the Construction Allowance or Test Fit Allowance). Construction Allowance, Test Fit Allowance and Soft Cost Allowance made available to Tenant under this Work Letter must be utilized for the intended purposes within twelve (12) months after the Effective Date (or if later, three (3) months after the Renewal Commencement Date), or be forfeited with no further obligation on the part of Landlord. Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. C - 3 45019865v.7 4. Construction. (a) General Terms. Subject to the terms of this Work Letter, Landlord agrees to perform the Restroom Work and cause leasehold improvements to be constructed in the Premises as set forth in the Approved Construction Documents (collectively, the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises. Tenant acknowledges that the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above. (b) ADA Compliance. Landlord shall, as an Operating Expense (but subject to the amortization requirements for capital expenditures as set forth in Paragraph 22(5) of the Ninth Modification), be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, common areas, and service areas), the Project’s parking facilities and all points of access into the Project. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. (c) Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Ex. C - 4 45019865v.7 shall be the resulting postponement (if any) of the commencement of rental payments under the Eighteenth Modification. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in the Lease, as modified by the Eighteenth Modification, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non- building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work. 5. Costs. (a) Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. Landlord will disburse 100% of the Construction Allowance before Tenant is required to expend any of its own funds for matters that are covered by the Construction Allowance, including Cost Overruns. Landlord will disburse 100% of the Test Fit Allowance before Tenant is required to expend any of its own funds for matters that are covered by the Test Fit Allowance. Landlord will disburse 100% of the Soft Cost Allowance before Tenant is required to expend any of its own funds for matters that are covered by the Soft Cost Allowance. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment of Cost Overruns is received. On or before the Renewal Commencement Date, Tenant shall pay Landlord the entire amount of all Cost Overruns. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease. (b) Construction Management Fee. Within 10 days following the date of invoice from Landlord, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 2.5% of the hard costs (with “hard costs” being defined as all construction costs included in the contract with the general contractor and the scope of work) for the Landlord Work (“Landlord’s Supervisory Fee”), which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease. Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Rider No. 1 - 1 45019865v.7 RIDER NO. 1 OPTION TO EXTEND A. Renewal Period. Tenant may, at its option, extend the Lease Term for two renewal periods of five years each (each a “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 18 nor later than 12 months prior to the expiration of the Lease Term (or the prior Renewal Period, as applicable), provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant and/or any Permitted Transferee remains in occupancy of (i.e., has not abandoned) the Premises, and (ii) no uncured event of default exists under the Lease beyond any applicable notice and cure period. The Basic Rental payable during the Renewal Period shall be at the Market Rental Rate (as defined here) for the Premises. Except as provided in this Rider No. 1, all terms and conditions of the Lease, as modified by this Eighteenth Modification, shall continue to apply during the Renewal Period, except that Tenant shall have no further Option to Extend the Term of the Lease. B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Basic Rental for such Renewal Period (the “Rental Notice”). Tenant may either accept or object to the terms set forth in the Rental Notice by written notice (as applicable, the “Acceptance Notice” or the “Objection Notice”) to Landlord given within 15 Business Days after receipt of the Rental Notice. If Tenant timely delivers an Objection Notice to Landlord, Landlord and Tenant shall negotiate in good faith the Basic Rental rate and other economic terms for the applicable renewal period for a period not to exceed 30 days; however, if following the determination of such Basic Rental rate and other economic terms for the applicable Renewal Period, Tenant determines in its sole and absolute discretion that such rate and terms are unacceptable, Tenant shall have the right to rescind its prior exercise of the option to extend in question by giving Landlord written notice thereof within 10 days after the date of such determination, in which event this Lease shall end at the expiration of the then-current Lease Term. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 Business Days after receipt, execute a lease amendment confirming the Basic Rental and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver its Acceptance Notice or Objection Notice, or (ii) if applicable, to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of all or any part of the Premises (other than in connection with a Permitted Transfer). C. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space in the Building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the age, location and quality of the Building, lease term, amenities of the Project, condition of the space and any concessions and allowances provided by Landlord for comparable transactions in the Building. The parties agree that the best evidence of the Market Rental Rate Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Rider No. 1 - 2 45019865v.7 will be the rate stated in lease documents executed for comparable transactions in the Building within the 12 months immediately prior to the date of the Rental Notice. Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Rider No. 2 - 1 45019865v.7 RIDER NO. 2 RIGHT OF FIRST REFUSAL Provided the Lease, as modified by this Eighteenth Modification, is then in full force and effect and no event of default shall have occurred that remains uncured after any applicable notice and cure period, Tenant shall have the on-going right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the space (the “Right of First Refusal Space”) contiguous to the Premises on the 12th floor of 100 Crescent Court at such time as Landlord engages in negotiations with a prospective tenant, exercisable at the following times and upon the following conditions: 1. If Landlord enters into negotiations with a prospective tenant (other than the existing tenant of the Offered Space) to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to offer such Offered Space to such prospective tenant. Tenant shall have a period of seven (7) Business Days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant elects to lease the Offered Space, Tenant shall lease the entire space covered by Landlord’s offer even if the offer covers space which is not part of the Right of First Refusal Space. If Tenant fails to give any notice to Landlord within the required seven (7) Business Day period, Tenant shall be deemed to have waived its right to lease the Offered Space. 2. If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect, except as provided below. 3. If Landlord does not enter into a lease with such prospective tenant covering the Offered Space upon economic terms which are not materially less favorable to Landlord within 180 days of Tenant’s waiver (or deemed waiver) of its right to lease the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without again complying with the provisions of this Rider No. 2. 4. Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 2, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to Paragraph 1 above. Notwithstanding anything to the contrary contained herein, in the event Tenant exercises its right of first refusal to lease the Offered Space within the first twelve (12) months after the Renewal Commencement Date, the terms applicable to the Offered Space, including the Basic Rental, shall be the same terms applicable to the Premises for the Renewal Term except that any allowances and abatements of Basic Rental and Tenant’s Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F

The Crescent®/Westwood Management Corp. Rider No. 2 - 2 45019865v.7 proportionate share of Actual Operating Expenses shall be prorated to account for the difference in the Renewal Term with respect to the Offered Space. 5. Any assignment or the subletting by Tenant of any portion of the Premises (other than in connection with a Permitted Transfer) shall terminate the right of first refusal of Tenant contained herein. The right of first refusal granted herein is personal to Westwood Management Corp. and shall not be assignable to any other person or entity, except a Permitted Transferee. 6. The right of first refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion, extension or relocation existing under any other tenant leases for the Building as of the Effective Date of this Eighteenth Modification. Docusign Envelope ID: 63098854-80F7-47C8-8394-14676310345F